Exhibit 99.1

News Release

FOR RELEASE –– MAY 7, 2009

Corning Prices $350 Million of Senior Unsecured Notes

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) announced today that it has priced $250 million aggregate principal amount of senior unsecured notes at a coupon of 6.625%. The notes will mature on May 15, 2019. Additionally, the company has priced $100 million aggregate principal amount of senior unsecured notes at a coupon of 7.000%, which will mature on May 15, 2024. Subject to customary closing conditions, the transactions are expected to close on May 12, 2009. Net proceeds of the offering will be used for general corporate purposes.

“We are delighted that the financial markets have improved and allowed us to issue new debt at favorable interest rates. The rate on the new debt is similar to rates on existing debt that Corning will be repaying over the next few years,” said James B. Flaws, vice chairman and chief financial officer.

Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. served as joint book-running managers and underwriters for the offering. The offering of the notes is being made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained by contacting: Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311 or by calling toll-free at (800) 503-4611; or J.P. Morgan Securities Inc., 270 Park Avenue, 8th Floor, New York, NY 10017, Attn: Investment Grade Syndicate Desk, (212) 834-4533. An electronic copy of the prospectus supplement and the accompanying prospectus will also be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

The offering is being made pursuant to an effective automatic shelf registration statement filed with the Securities and Exchange Commission on December 1, 2008.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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Forward-Looking and Cautionary Statements

This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes in global economic and political conditions; tariffs, import duties and currency fluctuations; product demand and industry capacity; competition; manufacturing efficiencies; cost reductions; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; changes in the mix of sales between premium and non-premium products; facility expansions and new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; adequacy and availability of insurance; capital spending; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; stock price fluctuations; and adverse litigation or regulatory developments. Additional risk factors are identified in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

About Corning Incorporated

Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Media Relations Contact:	Investor Relations Contact:
Kelli Hopp-Michlosky	Kenneth C. Sofio
(607) 974-1657	(607) 974-7705
hoppkc@corning.com	sofiokc@corning.com